Exhibit 99.1

NEWS FROM iMEDICOR

IMEDICOR, INC. ANNOUNCES RESIGNATION OF DONALD SPROAT AND APPOINTMENT OF SCOTT MALMANGER AS CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER

WINDERMERE, FL / ACCESSWIRE / June 16, 2017 / iMedicor, Inc. (OTC PINK: VMCI.OB), a Nevada corporation, formerly known as Vemics, Inc. ("iMedicor" or the "Company"), a builder of cloud based software for the healthcare and related industries, announced the resignation, for personal reasons, of Donald Sproat as the Chief Financial Officer and the Chief Accounting Officer of iMedicor, Inc. (the "Company"). Thereafter, on June 13, 2017, the Board of Directors of the Company appointed Scott Malmanger as the Chief Financial Officer and the Chief Accounting Officer, to serve at the pleasure of the Board of Directors of the Company.

Previously Mr. Malmanger was Chief Accounting Officer and VP of Finance at American K-9 Detection Services, LLC. He has more than 20 years of experience establishing accounting procedures, internal controls, financial reporting and treasury functions for businesses in security services, renewable fuels, manufacturing and financial service industries.

Robert McDermott, President and Chief Executive Officer of iMedicor, said, "I am delighted that Scott Malmanger was able to step in and fill the positions of Chief Financial Officer and Chief Accounting Officer that were formerly held by Donald Sproat. Scott has an excellent background in finance and will provide the Company all of the support that the Company needs in this area."

ABOUT IMEDICOR

iMedicor, Inc. is a national provider of comprehensive secure communications solutions for the healthcare community. iMedicor offers physicians and other healthcare professionals the use of a HIPAA-compliant communications network that addresses current federal standards for security and Interoperability. iMedicor also serves as one of the country's leading Meaningful Use consultants to assist doctors and dentists with conversion from paper to electronic health records (EHRs) and qualifying under Medicare and Medicaid guidelines for Federal Incentive Funding.

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For more information contact: Robert McDermott, President of iMedicor, Inc., at 407-505-8934.